Exhibit 10.14

PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (“Agreement”) is entered into as of September 2, 2009 (“Effective Date”) by and among VIRENDER SHARMA, M.D. (“Dr. Sharma”) and SARAH M. SHARMA (“Sarah Sharma”), husband and wife and both of whom being Arizona residents (together “Assignor”), ENDOSTIM, INC., a Delaware corporation (“Assignee”), and ENDOSTIM, INC., an Arizona corporation (“EndoStim Arizona”). EndoStim Arizona is a party to this Agreement only for the purpose set forth in Section 3.3 of this Agreement.

RECITALS:

A. Assignor is the owner of all rights, title and interest in and to Intellectual Property (as defined herein) set forth in or derived from each of the United States Patents listed on Exhibit Al, Exhibit A2 and Exhibit C to this Agreement and in the inventions and processes described and claimed therein, including without limitation the right to to make, have made, use, lease, and/or sell products claimed in such patents and/or derived from the Intellectual Property or products made under or by the processes claimed in such patents and/or derived from the Intellectual Property or some portion of such patents and/or Intellectual Property, and to practice all of the processes claimed in such patents and/or derived from the Intellectual Property or some portion of such patents and/or Intellectual Property (collectively, “Patent Assets”).

B. Assignee desires to obtain (i) an assignment of all right, title, and interest to the inventions covered by the Patent Assets in Exhibit Al and all other discoveries, intellectual property and know-how developed by Dr. Sharma in the field of the treatment or therapy of gastroesophageal reflux disease and/or obesity using electro-stimulation of the esophagus and/or stomach (“Field”), subject to a non-exclusive reservation of rights to the Mayo Clinic and Mayo Foundation for Medical Education and Research (collectively, “Mayo”) to practice certain of the Patent Assets within, and limited to, Mayo and further subject to a worldwide, royalty-free, exclusive license to Dr. Sharma to make, use, sell, offer for sale, import, enforce, distribute, and/or market any and all inventions claimed by the U.S. Patent Application No. 12/359,317, PCT/US09/31935, and any patents related thereto outside the Field, as defined in Section 3.2 (“Patents Subject to Exclusive License”) and (ii) a first right of refusal to purchase rights to the inventions covered by the Patent Assets in Exhibit A2 and all other discoveries, intellectual property and know-how developed by Dr. Sharma outside of the Field.

C. Assignor desires to grant Assignee the aforementioned rights upon the terms, and subject to the conditions, of this Agreement.

In consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1. Recitals. The Recitals set forth above and the Exhibits to this Agreement are incorporated herein by this reference as if fully set forth herein and are acknowledged and agreed to by the parties to this Agreement.

2. Grant. In consideration of shares of Assignee’s common stock to be issued to Sarah M. Sharma pursuant to a stock issuance letter agreement of even date herewith (the “Stock Issuance”), Assignor immediately fully assigns all of their rights, title, and interest in and to the Intellectual Property and the Patent Assets listed in Exhibit Al to Assignee pursuant to both this Agreement and an assignment in the form attached as Exhibit B to this Agreement (the “Assignment”). The Assignment will be executed concurrently with execution of this Agreement. It is the intent of the parties that all Patent Assets and Assignor’s intellectual property anywhere in the world relating to the Field, whether developed before, on or within ten (10) years after the Effective Date (“Intellectual Property”) (it being understood that the definition of Intellectual Property shall exclude such intellectual property that Dr. Sharma is restricted from disposing of pursuant to Dr. Sharma’s agreement(s) with Mayo and that certain of the Patent Assets are subject to a non-exclusive reservation of rights to Mayo to practice the Patent Assets within, and limited to, Mayo) will become the sole and exclusive property of Assignee. The parties further agree that, within thirty (30) days after the Effective Date, the parties shall execute a worldwide, royalty-free, exclusive license to Dr. Sharma to make, use, sell, offer for sale, import, enforce, distribute, and/or market any and all inventions claimed by the Patents Subject to Exclusive License, but only outside the Field. Such license agreement shall include customary terms and conditions, including without limitation provisions regarding the rights and obligations of the parties thereto to protect the value of the applicable Patent Assets and restrict the actions of any sublicensees that may impair the value of such Patent Assets.

3. Additional Rights & Restrictions.

3.1 Existing Technology. It is expressly understood by Assignee that nothing in this Agreement shall be construed as a license, assignment, grant or transfer by Assignor of the intellectual property, technology, know-how, patents, patent applications listed in Exhibit C to this Agreement or of any trade secrets related thereto, in either case to the extent outside of the Field.

3.2 Right of First Refusal for New Technology Outside of the Field. Assignor grants Assignee a right of first refusal to exclusively license, acquire, and/or develop any intellectual property disclosed in the Patent Assets listed in Exhibit A2 or that Dr. Sharma develops in the future but only with respect to electro-stimulation anywhere in the body other than the esophagus or stomach or to the use of electro-stimulation in the esophagus or stomach to treat conditions other than gastroesophageal reflux disease or obesity (“Technology Outside of the Field”). Assignor will deliver a notice to Assignee with a copy of any written bona fide offer from a third-party presented to Assignor for the license or purchase of Technology Outside of the Field (“Offer”). Assignee will have ninety (90) days after the receipt of the notice from Assignor within which to accept the Offer. If Assignee rejects the Offer, or if the Offer is not accepted before the termination of the 90-day period, then Assignor’s requirement under this Section 3.2 will be deemed satisfied and Assignor will be free to accept the Offer from the third party. If the terms of the Offer are modified, then Assignor must deliver a new notice to Assignee and a copy of the Offer as modified, and Assignee will have thirty (30) days from the date of the notice within which to accept the Offer as modified. If Assignee rejects the Offer as modified, or if the Offer is not accepted before the termination of the 30-day period, then Assignor will be free to accept the Offer as modified.

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3.3 EndoStim Arizona.

(a) EndoStim Arizona hereby assigns to Assignee all of its rights, title and interest in and to the name “EndoStim” as used in connection with its business. Assignor hereby (i) represents to Assignee that EndoStim Arizona was administratively dissolved by the State of Arizona on October 7, 2008, and (ii) agree and covenant that they will not take any action or cause any action to be taken to reinstate EndoStim Arizona as an entity in good standing under the laws of the State of Arizona or otherwise use the name EndoStim from and after the date of this Agreement.

(b) EndoStim acknowledges and agrees that it has no ownership or other interest, however defined or classified, in any Intellectual Property or Patent Assets.

4. Assignee’s Obligations. Assignee will use best efforts to: (a) at its sole expense, work with the United States Patent & Trademark Office with respect to all matters relating to the Patents Assets including, without limitation, reissuance, office actions, applications, prosecution, and the like; and (b) conduct clinical trials of product, process, and services using the Patent Assets to develop products within the Field.

5. Warranties, Indemnities and Insurance.

5.1 Assignor hereby represents and warrants that Assignors are the owner of all rights, title, and interest in the Intellectual Property and the Patent Assets, subject to a nonexclusive reservation of rights to Mayo to practice certain of the Patent Assets within, and limited to, Mayo, and that Assignor has the authority assign the Patent Assets pursuant to this Agreement and the Assignment. Assignor does not warrant the validity of the Intellectual Property or the Patent Assets and makes no representations whatsoever with regard to the scope of the Intellectual Property or Patent Assets or that the Intellectual Property or Patent Assets may be exploited by Assignee without infringing other patents or the intellectual property rights of third parties.

5.2 Assignor hereby represents and warrants that any and all grants of rights to the Intellectual Property and the Patent Assets, or promises to perform such grants in the future, made pursuant to this Agreement do not, and will not, violate any agreements that Assignor may have with existing or future employers (including without limitation, Dr. Sharma’s agreement(s) with Mayo), or with other parties with whom Assignor may have a contracted obligation to assign intellectual property rights.

5.3 Assignor expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Patent Assets or information supplied by Assignor.

5.4 Assignee shall indemnify, defend, and hold harmless Assignor and their estate, agents, attorneys, heirs and assigns (“Assignor Indemnities”) against any liability, damage, loss, or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Assignor Indemnities or any one of them with respect to any claims, suits, actions, demands, or judgments arising out of any theory of product liability (including but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used, or sold pursuant to any right granted under this Agreement, or arising out of any breach of this Agreement by Assignee.

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5.5 Assignors shall jointly and severally indemnify, defend, and hold harmless Assignee and it directors, officers, agents, shareholders attorneys, successors and assigns (“Assignee Indemnities”) against any liability, damage, loss, or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Assignee Indemnities or any one of them with respect to any judgments in a court of law or by an arbitrator (it being understood that Assignee shall have no obligation to pursue any appeal or additional remedy unless Assignee, in its sole discretion, makes a determination to pursue such appeal or additional remedy) arising out any any fraud, misrepresentation, or breach of this Agreement by Assignor (including without limitation any representation or warranty made by Assignor pursuant to this Agreement); provided, however, that the maximum amount of such indemnification shall not exceed the initial common stock share grant in Assignee made to Sarah Sharma on the Effective Date (i.e., 550,000 shares), less any shares of common stock repurchased by Assignee pursuant to Assignee’s exercise of its purchase options in the restricted stock agreement of even date herewith by and between Assignee and Sarah M. Sharma.

5.6 Each of the Assignor Indemnities and Assignee Indemnities agree to give the Assignee or Assignor, as applicable (“Indemnifying Parties”), respectively, prompt notice of any claim or lawsuit meeting the requirements of Sections 5.4 or 5.5. Upon such notice, the Indemnifying Party shall have the right, but not the obligation, to participate in such claim or lawsuit. Without limiting the foregoing indemnities, the Indemnifying Party will have the right to compromise, settle or defend such claim or lawsuit; provided that no offer of settlement, settlement or compromise by the Indemnifying Party shall be binding on the Indemnities without their prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases the Indemnities without any liability, loss, cost or obligation incurred by Indemnities.

6. General

6.1 Assignee shall obtain Dr. Sharma’s prior written approval, which approval shall not be unreasonably withheld, before using Dr. Sharma’s name, the name of Assignor’s employer, or any adaptation of the same in any advertising, promotional or sales literature.

6.2 This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to the conflicts of law provisions thereof. The parties hereto irrevocably agree that any legal action or proceeding with respect to this Agreement shall only be brought in the federal or state courts in Missouri encompassing St. Louis County, Missouri, and each party hereby irrevocably submits with regard to such action or proceeding to the exclusive jurisdiction of the aforesaid courts.

6.3 Assignee agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or

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require a license for the export of certain types of technical data to certain specified counties. Assignee agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation by Assignee or its affiliates or sublicensees, and that it will defend and hold Assignor harmless if any legal action of any nature occasioned by the violation.

6.4 Any notices required to be given or which shall be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

Assignor:	Virender and Sarah Sharma #### # #### ###### ######## ######, ####### #####

Assignee:	EndoStim, Inc. ##### ####### ####, ##### ### #########, ######## #####

6.5 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it will be considered severed from this Agreement. All other provisions, rights, and obligations continue without regard to the severed provision, provided that the remaining provisions of this Agreement are the intention of the parties.

6.6 No party is liable for failure to fulfill its obligations if the failure is due to a natural calamity, act of government, or similar cause beyond the control of the party.

6.7 This Agreement constitutes the entire understanding between the parties and no party is obligated by any condition or representation other than those expressly stated or as may be subsequently agreed to by the parties in writing.

6.8 The failure of any party to assert a right under this Agreement, or to insist upon compliance with any term or condition of this Agreement, is not constitute a waiver of that right, or excuse a similar subsequent failure to perform any term or condition by the other parties.

6.9 Promptly upon exection of this Agreement, Assignee will reimburse Assignor an amount equal to $25,000 for legal expenses incurred by Assignor in connection with this Agreement and related documents.

6.10 The parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated by this Agreement including, without limitation, executing and filing any assignments or other documents necessary to formalize the transfer of ownership of any of the Patent Assets to Assignee.

Signature page follows.

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By signing below, Assignor and Assignee hereby agree to this Agreement as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

ENDOSTIM, INC., a Delaware corporation

/s/ Virender Sharma
VIRENDER SHARMA, M.D.	By:	/s/ Bevil J. Hogg
Bevil J. Hogg, Chief Executive Officer

/s/ Sarah Sharma
SARAH M. SHARMA

Solely for the purpose set forth in Section 3.3:

ENDOSTIM, INC., a Arizona corporation

By:	/s/ Sarah Sharma
Print Name:	/s/ Sarah Sharma
Title:	President

EXHIBIT A1

The following patents, patent applications, any divisional, continuation, substitute, renewal or reissue of the applications and/or patents and any extensions or continuations (in whole or in part) thereof:

	Patent/Patent Application No.	Title	Date Filed	Date Issued

1.	US6,901,295	Method and Apparatus for Electrical Stimulation of the Lower Esophageal Sphincter	July 12, 2002	May 31, 2005

2.	U.S. Reissue Application No. 11/809,368	Method and Apparatus for Electrical Stimulation of the Lower Esophageal Sphincter	May 31, 2007	Not Issued

3.	U.S. Patent Application No. 11/539,645	Method and Apparatus for Treatment of Gastrointestinal Tract	October 9, 2006	Not Issued

4.	PCT Application No. PCT/US08/56479	Method and Apparatus for Treatment of Gastrointestinal Tract	March 11, 2008	Not Issued

5.	U.S. Patent Application No. 12/359,317	Device and Implantation System for Electrical	January 25, 2009	Not Issued

6.	PCT Application No. PCT/US09/31935	Device and Implantation System for Electrical	January 25, 2009	Not Issued

EXHIBIT A2

The following patents, patent applications, any divisional, continuation, substitute, renewal or reissue of the applications and/or patents and any extensions or continuations (in whole or in part) thereof:

	Patent/Patent Application No.	Title	Date Filed	Date Issued

1.	U.S. Patent Application No. 12/030,222	Method and Apparatus for the Electrical Stimulation of the Pancreatico-Biliary System	February 13, 2008	Not Issued

2.	PCT Application No. PCT/US08/53780	Method and Apparatus for the Electrical Stimulation of the Pancreatico-Biliary System	February 13, 2008	Not Issued

EXHIBIT B

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment”) is entered into by and between VIRENDER SHARMA, M.D. (“Dr. Sharma”) and SARAH M. SHARMA, husband and wife and both of whom being Arizona residents (together “Assignor”), and ENDOSTIM, INC., a Delaware corporation (“Assignee”) as of this 2nd day of September, 2009 (the “Effective Date”).

RECITALS:

A. Assignor and Assignee entered into that certain Patent Assignment Agreement dated September 2, 2009 (the “Agreement”).

B. Pursuant to the Agreement, Assignor hereby desires to assign to Assignee all of his rights, title and interest in and to the Intellectual Property (as defined below), and the patents, patent applications and all patent rights described therein.

For good and valuable consideration, Assignor and Assignee hereby agree as follows:

ASSIGNMENT:

1. Assignor hereby assigns to Assignee his entire worldwide right, title and interest in and to Assignor’s intellectual property anywhere in the world relating to the field of the treatment or therapy of gastroesophageal reflux disease and/or obesity using electro-stimulation of the esophagus and/or stomach, whether developed before, on or within ten (10) years after the Effective Date (“Intellectual Property”) (it being understood that the definition of Intellectual Property shall exclude such intellectual property that Assignor is restricted from disposing of pursuant to Dr. Sharma’s agreement(s) with Mayo Clinic and Mayo Foundation for Medical Education and Research (collectively, “Mayo”) and that certain of the Patent Assets, as defined below, are subject to a non-exclusive reservation of rights to Mayo to practice the Patent Assets within, and limited to, Mayo) in accordance with the Agreement and to the patents, patent applications, including without limitation all inventions claimed and described in Annex A to this Assignment and includes the entire worldwide right, title and interest in and to: (a) the applications, including any right of priority; (b) any divisional, continuation, substitute, renewal or reissue of the applications and/or patents; and (c) any patents which may be granted on any application set forth in Annex A.

2. Assignor agrees that Assignee may apply for and receive patents in Assignee’s own name.

3. Assignee agrees to pay all costs of filing and prosecuting the applications in the United States and other countries to be determined in accordance with Assignee’s marketing strategy.

4. Assignor agrees to do the following without further consideration, in order to carry out the intent of this Assignment:

(a) Execute all oaths, assignments, applications, and other papers necessary or desirable to fully secure to Assignee the rights, titles and interests herein conveyed;

(b) Communicate to Assignee all known facts relating to the Field; and

(c) Generally do all lawful acts reasonably necessary to secure, maintain, and enforce worldwide patent protection and for vesting in Assignee the rights, titles, and interests herein conveyed.

5. Assignor has not made and will not hereafter make any assignment, grant, mortgage, license, or other agreement affecting the rights, titles, and interests herein conveyed to Assignee.

6. Subject to a non-exclusive reservation of rights to Mayo to practice the Patent Assets within, and limited to, Mayo, Assignor hereby represents and warrants that Assignor is the owner of all rights, title, and interest in the Intellectual Property and that Assignor has the authority assign the applicable Intellectual Property pursuant to this Assignment.

7. Assignor hereby represents and warrants that any and all grants of rights to the Intellectual Property, or promises to perform such grants in the future, made pursuant to this Assignment do not, and will not, violate any agreements that Assignor may have with existing or future employers (including without limitation, the Mayo Agreement), or with other parties with whom Assignor may have a contracted obligation to assign intellectual property rights.

Signature page follows.

The undersigned having read this Assignment and fully understanding the provisions of this Assignment, hereby execute this Assignment as of the Effective Date.

Virender K. Sharma, Assignor

Signature:	/s/ Virender K. Sharma
Date:	September 2, 2009

Sarah M. Sharma, Assignor

Signature:	/s/ Sarah M. Sharma
Date:	September 2, 2009

STATE OF ARIZONA	)
	)	ss
MARICOPA COUNTY	)		Date:

Before me this 2nd day of September     , 2009, personally appeared both Virender K. Sharma and Sarah M. Sharma, to me personally known to be the persons described in and who executed the above instrument, and acknowledged to me that such persons executed the same of their own free will for the purposes therein set forth.

AFFIX SEAL	/s/
Notary Public

EndoStim, Inc., a Delaware corporation

	By:	/s/ Bevil J. Hogg
	Name:	Bevil J. Hogg
	Title:	Chief Executive Officer
Date:

ANNEX A

The following patents, patent applications, any divisional, continuation, substitute, renewal or reissue of the applications and/or patents and any extensions or continuations (in whole or in part) thereof:

	Patent/Patent Application No.	Title	Date Filed	Date Issued
1.	US6,901,295	Method and Apparatus for Electrical Stimulation of the Lower Esophageal Sphincter	July 12, 2002	May 31, 2005

2.	U.S. Reissue Application No. 11/809,368	Method and Apparatus for Electrical Stimulation of the Lower Esophageal Sphincter	May 31, 2007	Not Issued

3.	U.S. Patent Application No. 11/539,645	Method and Apparatus for Treatment of Gastrointestinal Tract	October 9, 2006	Not Issued

4.	PCT Application No. PCT/US08/56479	Method and Apparatus for Treatment of Gastrointestinal Tract	March 11, 2008	Not Issued

5.	U.S. Patent Application No. 12/359,317	Device and Implantation System for Electrical Stimulation of Biological Systems	January 25, 2009	Not Issued

6.	PCT Application No. PCT/US09/31935	Device and Implantation System for Electrical Stimulation of Biological Systems	January 25, 2009	Not Issued

EXHIBIT C

The following patents, patent applications, any divisional, continuation, substitute, renewal or reissue of the applications and/or patents and any extensions or continuations (in whole or in part) thereof:

	Patent/Patent Application No.	Title	Date Filed	Date Issued
1.	Provisional Patent No. 61/102,885	Method and Apparatus for Tissue Ablation	October 6, 2008	Not Issued